Exhibit 10.3

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release (the "Agreement") is entered into as of February 1st, 2019, by and among Ekambar Kandimalla ("Employee"), Exicure, Inc. ("Exicure"), and Exicure Operating Company ("EOC") (Exicure and EOC together are the "Company").
WHEREAS, Employee entered into a letter agreement with Exicure on or about September 26, 2015, setting forth the terms and conditions of Employee's employment with Exicure, which was thereafter amended by the First Amendment to Offer Letter by and between Employee and Exicure dated January 8, 2016 (collectively, the "Offer Letter");
WHEREAS, Employee and Exicure entered into a Stock Option Agreement under the Exicure 2015 Equity Incentive Plan (the "Plan") dated January 8, 2016 (the "Option Agreement");
WHEREAS, Employee entered into a Confidentiality, Non-Compete, Non-Hire, Non Disparagement, and Work Product Agreement with Exicure dated October 22, 2015 and a second Confidentiality, Non-Compete, Non-Hire, Non-Disparagement, and Work Product Agreement with Exicure dated as of May 9, 2017 (collectively the "Restrictive Covenant Agreements");
WHEREAS, Employee intends to voluntarily resign from Employee's employment with Company; and
WHEREAS, in exchange for the severance and other benefits provided herein, the parties desire to enter into this Agreement to memorialize the terms of the employment separation and Employee's agreement to continue to abide by the continuing obligations contained in the Restrictive Covenant Agreements and any other similar agreement Employee has with the Company or any of the other Released Parties (defined below).
NOW, THEREFORE, in consideration for the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and receipt of which each party expressly acknowledges, Employee, EOC, and Exicure hereby agree as follows:
1.Separation from Employment. Employee hereby voluntarily resigns from Employee's employment with Company effective at the close of business on February 1, 2019 (the "Separation Date"). Employee hereby resigns from any and all positions that Employee holds with Company and, as applicable, its affiliates as of the Separation Date. Company hereby accepts such resignations.
2.Severance. Subject to the terms of this Agreement and provided that Employee signs and returns this Agreement to Company within 21 days after his receipt hereof, does not revoke this Agreement pursuant to Section 13 below, and complies with this Agreement:
(a)    Employee shall be entitled to a special severance payment in the gross amount of one hundred thirty-three thousand nine hundred dollars ($133,900) which Employee acknowledges constitutes six (6) months' pay (the "Severance Payment"). Subject to the foregoing, the Severance Payment will be paid prorated monthly installments over a six-month period in accordance with Company's normal payroll schedule with the first such installment commencing within thirty (30) days following the Separation Date.
(b)    Section I of the Option Agreement is hereby amended by striking the first sentence under the heading 'Termination Period" and replacing it with the following: "This Option shall be exercisable for twenty-four (24) months after Participant ceases to be a service provider."
Employee acknowledges and agrees that the benefits set forth in Section 2(a) and Section 2(b) above each provide Employee with valuable consideration to which Employee would not otherwise be entitled if Employee had not signed this Agreement.
3.Final Paycheck. Regardless of whether Employee signs this Agreement, Employee also will receive any earned and unpaid wages and vacation pay through the Separation Date in accordance with Company policy. Except as expressly provided in this Agreement, Employee's benefits will be determined by applicable benefit plans (as in effect or amended from time to time in Company's discretion). Company also will reimburse Employee for reasonable business expenses appropriately incurred by Employee prior to the Separation Date in furtherance of his employment with Company, subject to Company's applicable business expense reimbursement policy. Employee shall submit all requests to Company for expense reimbursements within twenty-one (21) days after the Separation Date. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.
4.Released Parties. "Released Parties" as used in this Agreement includes: (a) Company and its past and present parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, and (b) each of the foregoing entities and persons past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, employees, and attorneys, and (c) the predecessors, successors and assigns of each of the foregoing persons and entities.
5.Release of All Claims. Employee, and anyone claiming through Employee or on his behalf, hereby waive and release Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Employee now has or has ever had against Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Employee signs this Agreement. Without limiting the generality of the foregoing, the claims waived and released by Employee hereunder include, but are not limited to: (a) all claims arising out of or related in any way to Employee's employment, compensation, other terms and conditions of employment, or termination from employment; (b) all claims that were or could have been asserted by Employee or on his behalf: (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and (c) all claims that were or could have been asserted by Employee or on his behalf under: (i) the Age Discrimination in Employment Act, as amended; and (ii) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Illinois Human Rights Act, the Illinois Equal Pay Act, the Cook County Human Rights Ordinance, and the Cook County Earned Sick Leave Ordinance. Notwithstanding the foregoing, the releases and waivers in this Section 5 shall not apply to any claim for unemployment or workers' compensation, or a claim that by law is non-waivable.
6.No Actions or Claims. Employee represents and warrants that: (a) there has not been filed by Employee or on Employee's behalf any legal or other proceedings against any of the Released Parties (provided, however, that Employee need not disclose to Company, and the foregoing representation and warranty does not apply to, conduct or matters described in Section 10 below); (b) Employee is the sole owner of the claims that are released in Section 5 above; (c) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (d) Employee has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.
7.No Other Payments or Benefits. Except as expressly provided in this Agreement, Employee acknowledges and agrees that he is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from Company or the other Released Parties, including without limitation any bonus, severance, equity or other payments or any amounts under the Offer Letter (defined below). In the event of any complaint, charge, proceeding or other claim (collectively, "Claims") filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released by Employee in Section 5 above, Employee hereby waives and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to Employee, including without limitation any costs, expenses and attorneys' fees incurred by or on behalf of Employee.
8.Other Agreements. The Offer Letter is hereby terminated, null and void. The Restrictive Covenant Agreements and Options Agreement shall continue in full force and effect in accordance with their respective terms, including, with respect to the Options Agreement as amended by Section 2(b) above and, with respect to the Restrictive Covenant Agreements, subject to Section 10 below. Employee hereby reaffirms his commitment to comply in full with his obligations under the Restrictive Covenant

Agreements and represents and warrants that, subject to Section 10 below, he is in full compliance with his obligations under the Restrictive Covenant Agreements.
9.Cooperation. Following the Separation Date, and except as otherwise provided in Section 10, Employee shall cooperate fully with Company and the other Released Parties in transitioning his responsibilities as requested by Company, and shall cooperate fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving Company or any of the other Released Parties and which in any way relate to or involve Employee's employment with Company. Employee's obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as Company and the other Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to Company and any of the other Released Parties any truthful papers reasonably requested by any of them. Employee shall be reimbursed for reasonable out-of-pocket expenses that Employee incurs in rendering cooperation after the Separation Date pursuant to this Section 9.
10.Non-Interference. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent Employee from revealing evidence of criminal wrongdoing to law enforcement or prohibit you from divulging confidential information by order of court or agency of competent jurisdiction, or from making other disclosures that are protected under the provisions of law or regulation. Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower or other provisions of applicable law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures, and Employee is not required to notify the Company that he has made such reports or disclosure. U.S. federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement limits or otherwise affects any such rights or creates liability for any such protected conduct. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.
11.No Admission. Nothing in this Agreement is intended to or shall be construed as an admission by Company or any of the other Released Parties that any of them violated any law, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee or otherwise. The Released Parties expressly deny any such illegal or wrongful conduct.
12.Withholding: Compliance with IRS Code Section 409A. All amounts and benefits payable under this Agreement shall be reduced by any and all required or authorized withholding and deductions. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and treasury regulations relating thereto, so as not to subject Employee to the payment of any interest or tax which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly; provided, however, that Company and the other Released Parties shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Employee due to any failure to comply with Section 409A of the Code. The timing of the payments or benefits provided herein may be modified to comply with Section 409A of the Code. All references in this Agreement to Employee's termination of employment and to the Separation Date shall mean a separation from service within the meaning of Section 409A of the Code. Each payment under this Agreement as a result of the separation of Employee's service shall be considered a separate payment for purposes of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if on the date of Employee's separation from service (as defined in Section 409A of the Code) (i) the Company is a publicly traded corporation and (ii) Employee is a "specified employee," as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement upon Employee's separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six (6) month anniversary of Employee's separation from service, such payment shall be delayed until the earlier to occur of (x) the first day of the seventh month following Employee's separation from service or (y) the date of Employee's death. Any reimbursement payable to Employee pursuant to this Agreement shall be conditioned on the submission by Employee of all expense reports reasonably required by Company under any applicable expense reimbursement policy, and shall be paid to Employee within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Employee incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
13.Acknowledgments. Employee understands and agrees that: (a) this is the full and final release of all claims against the Released Parties through the date he signs this Agreement; (b) he knowingly and voluntarily releases claims hereunder for valuable consideration; (c) he hereby is and has been advised of his right to have his attorney review this Agreement (at his cost) before signing it; (d) he has 21 days to consider whether to sign this Agreement; and (e) he may, at his sole option, revoke this Agreement upon written notice delivered to David Snyder, Chief Financial Officer, Exicure Operating Company, 8045 Lamon Avenue, Suite 410, Skokie, IL 60077, within 7 days after signing it. This Agreement will not become effective or enforceable until this 7-day period has expired and will be void if Employee revokes it within such period.
14.Entire Agreement, Amendment, Waiver and Headings. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, except as otherwise provided in Section 8 above. This Agreement may be modified only in a written agreement signed by both parties, and any party's failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

15.Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Illinois, without regard to its choice of law rules.

16.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid.under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, UNDERSTAND EACH OF ITS TERMS, AND INTEND TO BE BOUND THEREBY:

EKAMBAR KANDIMALLA	EXICURE OPERATING COMPANY

/s/ Ekambar Kandimalla	By: /s/ David Giljohann
Date: Feb. 14, 2019	David Giljohann
Title: CEO
Date: February 1st, 2019

EXICURE, INC.

By: /s/ David Giljohann
David Giljohann
Title: CEO
Date: February 1st, 2019